Exhibit 3.2

GOLD ROYALTY CORP.

AMENDED AND RESTATED BY-LAW NO. 1

A BY-LAW RELATING GENERALLY TO THE CONDUCT OF THE BUSINESS AND AFFAIRS OF

GOLD ROYALTY CORP.

TABLE OF CONTENTS

Section 1 – General		3
(1)	Definitions.	3
(2)	Interpretation.	3
(3)	Subordination.	3
Section 2 – General Matters		4
(1)	Corporate Seal.	4
(2)	Fiscal Year.	4
(3)	Registered Office.	4
Section 3 – Execution of Contracts		4
(1)	Execution of Documents.	4
(2)	Execution of Documents in Ordinary Course.	4
Section 4 – Borrowing Power		4
(1)	Borrowing Power.	4
Section 5 – Shares and Transfers		5
(1)	Certificates.	5
(2)	Transfers.	5
(3)	Defaced, Lost or Destroyed Certificates.	5
(4)	Dividend Disbursing Agents.	5
Section 6 – Shareholders’ Meetings		5
(1)	Waiver of Notice.	5
(2)	Quorum.	5
(3)	Scrutineers.	6
(4)	Votes to Govern.	6
(5)	Voting.	6
(6)	Ballot.	6
(7)	Proxy.	6
(8)	Presiding Officers.	6
(9)	Persons Entitled to be Present.	6
(10)	Place of Meetings.	7
(11)	Participation in Meeting by Electronic Means.	7
(12)	Meeting Held by Electronic Means.	7
Section 7 – Directors		7
(1)	Number.	7
(2)	Vacancies.	7
(3)	Election, Appointment.	7
(4)	Access to Information.	7
Section 7.A – Advance Notice of Nominations of Directors		8
(1)	Nomination Procedures.	8
(2)	Timely Notice.	8
(3)	Manner of Timely Notice.	8
(4)	Proper Form of Notice.	8
(5)	Notice to be Updated.	10
(6)	Power of the Chair.	10
(7)	Delivery of Notice.	10
(8)	Board Discretion.	10
(9)	Definitions.	10

Section 8 – Meetings of the Directors		10
(1)	Place and Convening of Meetings.	10
(2)	Notice.	11
(3)	Waiver.	11
(4)	Adjournment.	11
(5)	Quorum.	11
(6)	Voting.	11
(7)	Presiding Officers.	11
(8)	Chair of the Board.	12
Section 9 – Officers		12
(1)	Appointment of Officers.	12
(2)	Chief Executive Officer.	12
(3)	President.	12
(4)	Vice President.	12
(5)	Secretary.	12
(6)	Treasurer.	13
(7)	Duties of Officers may be Delegated.	13
Section 10 – Committees		13
Section 11 – Protection and Indemnity of Directors, Officers and Others		13
(1)	Disclosure of Interest.	13
(2)	Non-Liability for Acts.	13
(3)	Approval of Contracts by Shareholders.	13
(4)	Indemnification.	14
(5)	No Limitation of Rights	14
Section 12 – Dividends		14
(1)	Dividends.	14
(2)	Cash Dividends.	14
Section 13 – Voting Securities in Other Bodies Corporate		14
Section 14 – Notices		14
(1)	Manner of Notice.	14
(2)	Notice Computation.	15
(3)	Returned Notices.	15
(4)	Joint Holders.	15
(5)	Successor Bound.	15
(6)	Deceased Holder.	15
(7)	Signature.	15
(8)	Certificate of Officer.	16
(9)	Common Notice.	16
Section 15 – Effective Date and Repeal		16
(1)	Effective Date.	16
(2)	Repeal.	16

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GOLD ROYALTY CORP.

AMENDED AND RESTATED BY-LAW NO. 1

A By-law relating generally to the conduct of the business and affairs of Gold Royalty Corp. (hereinafter called the “Corporation”).

IT IS HEREBY ENACTED as a By-law of the Corporation as follows:

Section 1 – General

(1) Definitions.

In this By-law and all other By-laws of the Corporation, unless specifically defined herein or the context otherwise specifies or requires, all terms which are defined in the Act shall have the meanings given to such terms in the Act, and in particular:

(a)	“Act” means the Canada Business Corporations Act, and any statute that may be substituted therefor, and the regulations made thereunder;

(b)	“Articles” means the articles of the Corporation from time to time in force and effect;

(c)	“By-laws” means all By-laws of the Corporation from time to time in force and effect;

(d)	“the directors”, “Board” and “Board of Directors” means the directors of the Corporation from time to time;

(e)	“in writing” and “written” includes printing, typewriting, lithographing and other modes of representing or reproducing words in visible form and shall include an electronic document; and

(f)	reference to any statute or statutory provision shall extend to any amendment thereof or substitution therefor.

(2) Interpretation.

In this By-law and other By-laws of the Corporation, the following rules of interpretation shall apply:

(a)	all references to a meeting of shareholders shall, unless the context otherwise requires, include any meeting of only the holders of a particular class or series of shares in the Corporation that is required by the Act, by applicable law or by the Articles;

(b)	words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include bodies corporate, corporations, companies, partnerships, syndicates, trusts and any number or aggregate of persons; and

(c)	the headings used are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

(3) Subordination.

This By-law is subordinate to, and should be read in conjunction with, the Act and the Articles.

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Section 2 – General Matters

(1) Corporate Seal.

The corporate seal of the Corporation shall be such as the Board of Directors may by resolution from time to time adopt.

(2) Fiscal Year.

The fiscal year of the Corporation shall terminate on such day in each year as the Board of Directors may from time to time by resolution determine.

(3) Registered Office.

The registered office of the Corporation shall be in the province within Canada from time to time specified in the Articles at the place therein as the Board may from time to time determine.

Section 3 – Execution of Contracts

(1) Execution of Documents.

Contracts, documents or instruments in writing requiring execution by the Corporation may be signed, either manually or by electronic means in accordance with the Act by any two (2) officers of the Corporation and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formalities. The Board of Directors is authorized to appoint, from time to time, by resolution, any officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

The corporate seal of the Corporation may, when required, be affixed to contracts, documents or instruments in writing signed as aforesaid by an officer or officers or person or persons appointed as aforesaid by resolution of the Board of Directors.

(2) Execution of Documents in Ordinary Course.

Nothing contained herein shall restrict or in any way limit the authority of the directors, officers and employees of the Corporation to sign contracts, documents or instruments in writing on behalf of the Corporation in the ordinary course of business and such contracts, documents or instruments in writing when so signed shall without more be binding on the Corporation.

Section 4 – Borrowing Power

(1) Borrowing Power.

The directors of the Corporation may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a)	borrow money on the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation, including without limitation, bonds, debentures, notes or other evidences of indebtedness or guarantees of the Corporation, whether secured or unsecured;

(c)	subject to the provisions of the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person;

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(d)	mortgage, hypothecate, pledge or otherwise create an interest in or charge on all or any property of the Corporation, owned or subsequently acquired, to secure payment of a debt or performance of any other obligation of the Corporation; and

(e)	delegate to one or more directors, a committee of directors or one or more officers of the Corporation as may be designated by the directors, all or any of the powers conferred by the foregoing clauses of this By-law to such extent and in such manner as the directors shall determine at the time of each such delegation.

Section 5 – Shares and Transfers

(1) Certificates.

Any security certificates shall be in such form as the Board of Directors may from time to time by resolution approve or the Corporation adopt.

(2) Transfers.

No transfers shall be recorded or registered unless and until compliance has been made with any conditions of transfer stated in the Act and the Articles and unless or until (i) the certificate representing the security to be transferred has been surrendered and cancelled or, (ii) if no certificate has been issued by the Corporation in respect of such security unless or until the procedures, if any, established by the Board of Directors from time to time have been complied with.

(3) Defaced, Lost or Destroyed Certificates.

Subject to the Act, if a security certificate is defaced, lost or destroyed, it may be replaced on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the directors think fit.

(4) Dividend Disbursing Agents.

The Board may from time to time appoint a dividend disbursing agent to disburse dividends.

Section 6 – Shareholders’ Meetings

(1) Waiver of Notice.

Notice of any meeting of shareholders or any irregularity in any such meeting or in the notice thereof may be waived by any shareholder, the duly appointed proxy of any shareholder and any other person entitled to attend the meeting of shareholders, in any manner and such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of any shareholder, duly appointed proxy of any shareholder or any other person entitled to attend the meeting of shareholders is a waiver of notice of the meeting, except where that person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

(2) Quorum.

A quorum for any meeting of shareholders shall be two (2) or more persons present and holding or representing by proxy not less than five percent (5%) of the total number of issued shares of the Corporation having voting rights at such meeting. No business shall be transacted at any meeting unless the requisite quorum shall be present at the commencement of such meeting, provided that if a quorum is present at the commencement of a meeting a quorum shall be deemed to be present during the remainder of the meeting.

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(3) Scrutineers.

At any meeting of shareholders, the chair of the meeting may with the consent of the meeting appoint one or more persons, who may be shareholders, to serve as scrutineers.

(4) Votes to Govern.

At any meeting of shareholders, unless a special resolution or some other special majority is required by the Act, applicable law or the Articles, all questions shall be decided by the majority of votes cast on the question. In case of an equality of votes, either upon a show of hands or upon a poll, the chair of the meeting shall not be entitled to a second or casting vote.

(5) Voting.

Subject to the Act, applicable law, the Articles and subsections 6(11) and 6(12) hereof, and unless a ballot is demanded or required, voting at a meeting of shareholders shall be by way of a show of hands. Upon a show of hands each person present and entitled to vote at a meeting shall have one vote and a declaration by the chair of the meeting that any question has been carried, carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the motion and the result of the vote so taken and declared shall be the decision of the shareholders upon the said question.

(6) Ballot.

The chair of the meeting or any shareholder or proxy entitled to vote thereat may require or demand a ballot upon any question, either before or after any vote by show of hands, but such requirement or demand may be withdrawn at any time prior to the taking of the ballot. Any ballot shall be taken in such manner as the chair of the meeting shall direct. On a ballot, each shareholder present in person or by proxy shall be entitled, in respect of the shares which such shareholder is entitled to vote at the meeting upon the question, to the number of votes provided by the Articles and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

(7) Proxy.

An instrument of proxy shall be executed by the shareholder or the shareholder’s attorney authorized in writing and shall conform with the requirements of the Act and any requirements established by the Board or shall be otherwise acceptable to the chair of the meeting at which the instrument of proxy is to be used.

(8) Presiding Officers.

The chair of any meeting of shareholders shall be the first mentioned of such of the following persons as have been appointed and is present at the meeting; the Chair of the Board, the Chief Executive Officer, the President, or a Vice President (in order of seniority). In the absence of any such persons, the shareholders shall choose one of their number to chair the meeting. The secretary of the meeting shall be the Secretary of the Corporation, or if the Secretary is not present, any Assistant Secretary of the Corporation. Notwithstanding the above, the chair of the meeting at the chair’s sole discretion, may appoint a person, who need not be a shareholder, to act as secretary of the meeting.

(9) Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required by the Act, applicable law, the Articles or the By-laws to be present. Any other person may be admitted only with the consent of the chair of the meeting or with the consent of the meeting.

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(10) Place of Meetings.

Meetings of shareholders of the Corporation may be held at any location within Canada or the United States, as the Board of Directors may determine in their discretion or, if all the shareholders entitled to vote at the meeting so agree or if the Articles so provide, outside Canada.

(11) Participation in Meeting by Electronic Means.

Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Act, including the regulations made thereunder, if any, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means is deemed to be present at the meeting.

(12) Meeting Held by Electronic Means.

If the directors or shareholders call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Act, including the regulations made thereunder, if any, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. Any vote at such a meeting may be held entirely by means of a telephonic, electronic or other communication facility.

Section 7 – Directors

(1) Number.

The number of directors shall be the number fixed by the Articles, or where the Articles specify a variable number, the number shall not be less than the minimum and not more than the maximum number so specified and shall be determined from time to time within such limits by resolution of the Board of Directors.

(2) Vacancies.

Where there is a vacancy or vacancies in the Board of Directors, the remaining directors may exercise all the powers of the Board so long as a quorum of the Board remains in office.

(3) Election, Appointment.

A director may be elected for an expressly stated term, and if so elected ceases to hold office at the expiration of such term. A director not elected for an expressly stated term of office shall hold office from the date of the meeting at which he or she is elected until the annual meeting next following; provided that a retiring director shall retain office until the adjournment or termination of the meeting at which his or her successor is elected or appointed unless such meeting was called for the purpose of removing him or her from office as a director in which case the director so removed shall vacate office forthwith upon the passing of the resolution for his or her removal. Retiring directors, if qualified, are eligible for re-election or reappointment. The directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

(4) Access to Information.

Except as may be required by the Act, no shareholder shall be entitled by virtue of being a shareholder to discovery of any information or records respecting the Corporation or its business except when authorized by the Board.

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Section 7.A – Advance Notice of Nominations of Directors

(1) Nomination Procedures.

Subject only to the Act, Applicable Securities Laws and the Articles, only persons who are nominated in accordance with the procedures set out in this Section 7.A shall be eligible for election as directors to the Board. Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose which includes the election of directors to the Board, as follows:

(a)	by or at the direction of the Board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “Nominating Shareholder”) who:

(i)	at the close of business on the date of the giving of the notice provided for below in this Section 7.A and on the record date for notice of such meeting, is either entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and

(ii)	complies with the notice procedures set forth below in this Section 7.A.

(2) Timely Notice.

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form (in accordance with this Section 7.A) to the Secretary of the Corporation at the principal executive offices of the Corporation.

(3) Manner of Timely Notice.

To be timely, a Nominating Shareholder’s notice must be given:

(a)	in the case of an annual meeting (including an annual and special meeting) of shareholders, not later than the close of business on the thirtieth (30th) day before the date of the annual meeting of shareholders: provided, however, if the first public announcement made by the Corporation of the date of the annual meeting is less than fifty (50) days prior to the meeting date, not later than the close of business on the tenth (10th) day following the day on which the first public announcement of the date of such annual meeting of shareholders is made by the Corporation; and

(b)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the Board, not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders is made by the Corporation.

(4) Proper Form of Notice.

To be in proper written form, a Nominating Shareholder’s notice to the Secretary must set forth or be accompanied by, as applicable:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):

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(i)	the name, age and business and residential address of the Proposed Nominee;

(ii)	the principal occupation, business or employment of the Proposed Nominee, both present and within the five (5) years preceding the notice;

(iii)	whether the Proposed Nominee is a resident Canadian within the meaning of the Act;

(iv)	whether the Proposed Nominee is a citizen and/or resident of the United States;

(v)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(vi)	a description of any relationship, agreement, arrangement or understanding (including financial, compensation or indemnity related or otherwise) between the Proposed Nominee and the Nominating Shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder, in connection with the Proposed Nominee’s nomination and election as a director; and

(vii)	any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or Applicable Securities Law;

(b)	as to each Nominating Shareholder giving the notice:

(i)	their name, business and residential address;

(ii)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder or any other person with whom the Nominating Shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)	their interests in, or rights or obligations associated with, any agreements, arrangements or understandings, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Corporation or the person’s economic exposure to the Corporation;

(iv)	full particulars regarding any proxy, contract, relationship, agreement, arrangement or understanding (including financial, compensation or indemnity related or otherwise) pursuant to which such Nominating Shareholder, or any of its affiliates or associates or any person acting jointly or in concert with such Nominating Shareholder, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board; and

(v)	any other information relating to Nominating Shareholder that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or as required by Applicable Securities Law.

References to “Nominating Shareholder” in this section shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

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(5) Notice to be Updated.

In addition, to be considered timely and in proper written form, a Nominating Shareholder’s notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

(6) Power of the Chair.

The chair of any meeting of shareholders of the Corporation shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this Section 7.A and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall not be considered at any meeting of shareholders.

(7) Delivery of Notice.

Notwithstanding any other provision of this By-law, any notice or other document or information required to be given to the Secretary pursuant to this Section 7.A may only be given by personal delivery, facsimile transmission or by email (provided that the Secretary has stipulated an e-mail address for purposes of giving notice under this Section 7.A), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Secretary at the address of the principal executive offices of the Corporation, emailed (at the address stipulated by the Secretary for this purpose) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

(8) Board Discretion.

The Board may, in its sole discretion, waive any requirement of this Section 7.A.

(9) Definitions.

For the purposes of this Section 7.A:

(a)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission or similar regulatory authority of each province and territory of Canada, and all applicable securities laws of the United States; and

(b)	“public announcement” shall mean disclosure in a press release disseminated by the Corporation through a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com.

Section 8 – Meetings of the Directors

(1) Place and Convening of Meetings.

A meeting of the Board of Directors may be convened by the Chair of the Board, the Chief Executive Officer, the President or any two (2) directors at any time and the Secretary shall, upon direction of any of the foregoing, convene a meeting of the Board of Directors. A meeting of any committee may be convened by the chair of the committee or any two (2) members of the committee and the Secretary shall, upon the direction of either of the foregoing, convene a meeting of the said committee. Except as otherwise provided by the Act and the By-laws the directors, either as a Board or as a committee thereof may convene, adjourn and otherwise regulate their meetings as they think fit.

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(2) Notice.

Notice of the time and place of each meeting of the Board and of any committee of the Board shall be given in the manner provided in Section 14 hereof to each director or member as the case may be, in the case of notice given by personal delivery or by electronic communication as permitted by and in accordance with the Act, not less than forty-eight (48) hours before the time when the meeting is to be held and in the case of notice given by mail, not less than ninety-six (96) hours before the time when the meeting is to be held, provided that meetings of the Board or of any committee of the Board may be held at any time without formal notice if all the directors are present (including present by way of telephonic or electronic participation) or if all the absent directors waive notice.

For the first meeting of the Board of Directors or of any committee of the Board to be held immediately following the election of the directors at an annual or general meeting of the shareholders or for a meeting of the Board of Directors or a committee thereof at which a director or member is appointed to fill a vacancy in the Board or committee, no notice need be given to the newly elected or appointed directors or members in order for the meeting to be duly constituted, provided a quorum is present.

(3) Waiver.

Notice of any meeting of the Board of Directors or of any committee of the Board of Directors or any irregularity in any meeting or in the notice thereof may be waived by any director in any manner, and such waiver may be validly given either before or after the meeting to which such waiver relates.

(4) Adjournment.

Any meeting of the Board of Directors or of any committee of the Board of Directors may be adjourned from time to time by the chair of the meeting, with the consent of the meeting, to an announced time and place and no notice of the time and place for the holding of the adjourned meeting need be given to any director. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and if a quorum is present thereat. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

(5) Quorum.

Subject to the Act, a quorum for any meeting of the Board of Directors of the Corporation shall consist of a majority of the number of directors of the Corporation or such other number as the directors may by resolution from time to time determine. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

(6) Voting.

Questions arising at any meeting of directors shall be determined by a majority of votes of the directors present, and in the case of an equality of votes the chair of the meeting shall not have a second or casting vote.

(7) Presiding Officers.

The chair of any meeting of the Board shall be the first mentioned of the following persons who is also a director and is present at the meeting; the Chair of the Board, the Chief Executive Officer, the President, or a Vice President (in order of seniority). If no such person is present, the directors shall choose one of their number to chair the meeting.

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(8) Chair of the Board.

The Board of Directors shall, from time to time, elect from among its members a Chair of the Board who shall, if present, preside as chair at all meetings of the Board and of shareholders. The Chair of the Board shall not be an officer of the Corporation unless specifically so designated by the Board.

Section 9 – Officers

(1) Appointment of Officers.

Subject to the Articles, the Board of Directors annually or as often as may be required may appoint a Chief Executive Officer, a President, a Secretary, one or more Vice Presidents (to which title may be added words indicating seniority or function) and a Treasurer and such other officers, if any, as the Board in its discretion shall from time to time appoint. None of such officers need be a director of the Corporation although a director may be appointed to any office of the Corporation. Two (2) or more offices of the Corporation may be held by the same person. The Board of Directors may from time to time appoint such other officers, employees and agents as they shall deem necessary who shall have such authority and shall perform such functions and duties as may from time to time be prescribed by resolution of the directors. The Board of Directors may from time to time and subject to the provisions of the Act, vary, add to or limit the duties and powers of any officer.

(2) Chief Executive Officer.

The Chief Executive Officer shall report to the Board of Directors and shall exercise overall management and direction of the Corporation. In the absence of the Chair of the Board, and if the Chief Executive Officer is also a director of the Corporation, the Chief Executive Officer shall, when present, preside as chair at all meetings of directors and shareholders.

(3) President.

The President shall, subject to the direction of the Board of Directors, have general supervision and control over the business and affairs of the Corporation. In the absence of the Chair of the Board and the Chief Executive Officer, and if the President is also a director of the Corporation, the President shall, when present, preside as chair at all meetings of directors and shareholders. The President shall sign such contracts, documents or instruments in writing as require the President’s signature and shall have such other powers and shall perform such other duties as may from time to time be assigned by resolution of the Board of Directors or as are incident to the office.

(4) Vice President.

A Vice President shall sign such contracts, documents or instruments in writing as require his or her signature and shall have such other powers and shall perform such other duties as may from time to time be assigned by resolution of the Board of Directors or as are incident to the office.

(5) Secretary.

The Secretary shall give or cause to be given notices for all meetings of directors, any committee of directors and shareholders when directed to do so and shall, subject to the provisions of the Act, maintain the records, documents and registers of the Corporation. The Secretary shall sign such contracts, documents or instruments in writing as require the Secretary’s signature and shall have such other powers and shall perform such other duties as may from time to time be assigned by resolution of the Board of Directors or as are incident to the office.

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(6) Treasurer.

Subject to the provisions of any resolution of the directors, the Treasurer shall have the care and custody of all funds and securities of the Corporation and shall deposit the same in the name of the Corporation in such bank or banks or with such other depositary or depositaries as the directors may by resolution direct. The Treasurer shall prepare and maintain adequate accounting records. The Treasurer shall sign such contracts, documents or instruments in writing as require the Treasurer’s signature and shall have such other powers and shall perform such other duties as may from time to time be assigned by resolution of the Board of Directors or as are incident to the office.

(7) Duties of Officers may be Delegated.

In the case of the absence or inability or refusal to act of any officer of the Corporation or for any other reason that the Board may deem sufficient, the directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

Section 10 – Committees

The Board may create, and prescribe the duties and terms of reference of, such committee or committees of directors as it may from time to time determine necessary to more effectively permit the efficient direction of the business and affairs of the Corporation. The Board may delegate to such committee or committees any of the powers of the Board except those which under the Act must be exercised by the Board itself, provided that any such delegation shall not limit the ability of the Board to make decisions on any subject matter so delegated. The procedures of any such committee or committees of the Board shall, except as otherwise determined by the Board, be those applicable to the Board.

Section 11 – Protection and Indemnity of Directors, Officers and Others

(1) Disclosure of Interest.

Subject to compliance with the Act to the extent to which the same shall apply, no director or officer, and no other entity of which he or she is a director or officer or in which he or she has any interest whatsoever, shall be disqualified by his or her office or by reason of his or her holding any other office of, or place of profit under, the Corporation or any other entity in which the Corporation is interested from entering into any contract, transaction or arrangement with the Corporation or any other entity in which the Corporation is interested either as vendor, purchaser or otherwise or from being concerned or interested in any manner whatsoever in any contract, transaction or arrangement made or proposed to be entered into with the Corporation or any other entity in which the Corporation is interested, nor shall any contract, transaction or arrangement be thereby avoided; nor shall any director or officer be liable to account to the Corporation for any profit arising from such office or place of profit or realized by any such contract, transaction or arrangement.

(2) Non-Liability for Acts.

Subject to the Act, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other person or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by, for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any moneys of the Corporation are invested or for any loss or damages arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or other properties of the Corporation are lodged or deposited or for any other loss, damage or misfortune whatever may arise out of the execution of the duties of the office or in relation thereto.

(3) Approval of Contracts by Shareholders.

Subject to the Act, any contract entered into or action taken or omitted by or on behalf of the Corporation shall, if approved by a resolution of the shareholders, be deemed for all purposes to have had the prior authorization of all the shareholders.

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(4) Indemnification.

The Corporation shall, whenever required or permitted by the Act or otherwise by law, indemnify each director, each officer, each former director, each former officer and each person who acts or acted at the Corporation’s request as a director or officer or an individual acting in a similar capacity, of another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including, without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having been a director or officer of the Corporation or such other entity.

(5) No Limitation of Rights

The foregoing provisions of this Section 11 shall be in amplification of and in addition to, and not by way of limitation of or substitution for any rights, immunities or protection conferred upon any director, officer or other person by any statute, law, matter or thing whatsoever.

Section 12 – Dividends

(1) Dividends.

The Board may from time to time declare and the Corporation may pay dividends on its issued shares to its shareholders according to their respective shareholdings in the Corporation as they appear from the Corporation’s register. Dividends may be paid in any form permitted by applicable law.

(2) Cash Dividends.

A dividend payable in cash shall be paid by cheque drawn either on the bankers of the Corporation or the bankers of its dividend disbursing agent, or in such other manner prescribed by the Board of Directors to the order of each registered holder of shares of the class or series in respect of which the dividend has been declared, and sent to such registered holder at their recorded address or to such other address as the holder directs. In the case of joint holders, the cheque or other manner of payment shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders. The sending of such payment as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold. All dividends unclaimed for six (6) years after the date of declaration shall be forfeited to the Corporation.

Section 13 – Voting Securities in Other Bodies Corporate

All securities of any other body corporate carrying voting rights held from time to time by the Corporation may be voted at all meetings of shareholders, bondholders, debenture holders or holders of such securities, as the case may be, of such other body corporate, in such manner and by such person or persons as the Board of Directors of the Corporation shall from time to time determine by resolution. Any two (2) officers of the Corporation may also from time to time execute and deliver for and on behalf of the Corporation instruments of proxy and/or arrange for the issuance of voting certificates and/or other evidences of the rights to vote in such names as they may determine without the necessity of a resolution or other action by the Board of Directors.

Section 14 – Notices

(1) Manner of Notice.

Any notice (which includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, applicable law, the Articles, the By-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the Board shall be sufficiently given, if delivered personally to the person to whom it is to be given or if delivered to his or her latest address as shown on the records of the Corporation, or if mailed to him or her at his or her said address by prepaid ordinary or air mail, or if sent to him or her by any form of electronic means permitted by the Act, at his or her said address. A notice so delivered shall be deemed to have been given when it is delivered personally or to the said address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; a notice so sent by any form of electronic means permitted by the Act shall be deemed to have been given when dispatched. The Secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor, or member of a committee of the Board in accordance with any information believed by the Secretary to be reliable.

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For greater certainty, subject to the Act, Applicable Securities Laws (as defined in Section 7.A above) and for so long as the Corporation is a distributing corporation, any notice shall be sufficiently given if given in accordance with the requirements applicable to notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer).

(2) Notice Computation.

In computing the time when notice must be given under any provision regarding a specified number of hours’ notice of any meeting or other event, the hour of giving the notice and the hour of commencement of the meeting shall be excluded, and in computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

(3) Returned Notices.

Where notices or other documents required to be given by the Corporation to its shareholders have been mailed to a shareholder at the shareholder’s latest address as shown on the records of the Corporation and where, on three (3) consecutive occasions, notices or other documents have been returned by the post office to the Corporation, the Corporation is not required to mail to the shareholder any further notices or other documents until such time as the Corporation receives written notice from the shareholder requesting that notices and other documents be sent to the shareholder at a specified address.

(4) Joint Holders.

All notices or other documents shall, with respect to any shares in the capital of the Corporation registered in more than one name, be given to whichever of such persons is named first in the records of the Corporation and any notice or other document so given shall be sufficient notice of delivery of such document to all the holders of such shares.

(5) Successor Bound.

Every person who by operation of law, transfer or by any other means whatsoever shall become entitled to any shares in the capital of the Corporation shall be bound by every notice or other document in respect of such shares which prior to his or her name and address being entered on the records of the Corporation shall have been duly given to the person or persons from whom he or she derives his or her title to such shares.

(6) Deceased Holder.

Any notice or other document given by post shall, notwithstanding that such shareholder be then deceased and whether or not the Corporation has notice of his or her decease, be deemed to have been duly served in respect of the shares held by such shareholder (whether held solely or with other persons) until some other person be entered in his or her stead in the records of the Corporation as the holder or one of the holders thereof and such service shall for all purposes be deemed a sufficient service of such notice or other document on his or her heirs, executors or administrators and all persons (if any), interested with him or her in such shares.

(7) Signature.

The signature of any director or officer of the Corporation to any notice may be evidenced in any manner permitted by the Act.

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(8) Certificate of Officer.

A certificate of any officer of the Corporation in office at the time of the making of the certificate or of a transfer or any transfer agent or branch transfer agent of shares of any class of the Corporation as to facts in relation to the mailing or delivery or service of any notice or other document to any shareholder, director, officer or auditor or publication of any notice or other document shall be conclusive evidence thereof, and shall be binding on every shareholder, director, officer or auditor of the Corporation, as the case may be.

(9) Common Notice.

A special meeting and the annual general meeting of shareholders of the Corporation may be convened by one and the same notice, and it shall be no objection to the said notice that it only convenes the second meeting contingently on any resolution being passed by the requisite majority at the first meeting.

Section 15 – Effective Date and Repeal

(1) Effective Date.

This By-law shall come into force when made by the Board in accordance with the Act.

(2) Repeal.

All previous By-laws of the Corporation are repealed as of the coming into force of this By-law. Such repeal shall not affect the previous operation of any By-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any articles or predecessor charter documents of the Corporation obtained pursuant to, any such By-law prior to its repeal. All officers and persons acting under any By-law so repealed shall continue to act as if appointed under the provisions of this By-law and all resolutions of the shareholders or the Board or a committee of the Board of continuing effect passed under any repealed By-law shall continue good and valid except to the extent inconsistent with this By- law and until amended or repealed.

(signed) “Garnet Dawson”	(signed) “David Garofalo”
Garnet Dawson Director	David Garofalo Director

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